Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
info@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor 2015 Operating Results

VALLEY COTTAGE, NY—March 21, 2016—CreditRiskMonitor (OTCQX: CRMZ) reported that revenues for the year ended December 31, 2015 increased 2% to $12.49 million compared to fiscal 2014. Net income for fiscal 2015 was approximately $493,200 compared to $370,600 in the prior year. Cash, cash equivalents and marketable securities at the end of 2015 increased to $8.96 million from the 2014 year-end balance of $8.89 million.

Jerry Flum, CEO, said, “Reported earnings for 2015 is the highest since 2012. In 2015 we began investing in new marketing programs and are continuing to do so in 2016. We believe these programs should start positively impacting operating results in late 2016 and 2017. At the same time, we continue to be debt-free and our strong balance sheet provides us with financial flexibility to manage for the long-term.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014

Operating revenues	$12,486,316	$12,203,526

Operating expenses:
Data and product costs	4,665,360	4,721,114
Selling, general and administrative expenses	6,685,528	6,568,885
Depreciation and amortization	218,621	221,452

Total operating expenses	11,569,509	11,511,451

Income from operations	916,807	692,075
Other income, net	2,344	17,127

Income before income taxes	919,151	709,202
Provision for income taxes	(425,934)	(338,648)

Net income	$493,217	$370,554

Net income per share of common stock:
Basic	$0.05	$0.04
Diluted	$0.05	$0.03

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
DECEMBER 31, 2015 AND 2014

	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$8,717,899	$7,529,468
Marketable securities	245,474	1,363,439
Accounts receivable, net of allowance of $30,000	1,927,428	2,078,710
Other current assets	749,925	516,585

Total current assets	11,640,726	11,488,202

Property and equipment, net	395,026	337,339
Goodwill	1,954,460	1,954,460
Other assets	33,999	23,682

Total assets	$14,024,211	$13,803,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$7,436,764	$7,612,836
Accounts payable	78,267	137,258
Accrued expenses	1,241,317	1,230,966

Total current liabilities	8,756,348	8,981,060

Deferred taxes on income, net	806,161	743,691
Other liabilities	4,314	2,546

Total liabilities	9,566,823	9,727,297

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 32,500,000 shares; issued and outstanding 10,722,321 and 10,472,042 shares, respectively	107,223	104,720
Additional paid-in capital	29,473,845	29,175,750
Accumulated deficit	(25,123,680)	(25,204,084)

Total stockholders’ equity	4,457,388	4,076,386

Total liabilities and stockholders’ equity	$14,024,211	$13,803,683

Note

On October 21, 2015, the Company's Board of Directors authorized a 1.3-for-1 split of its common stock, in the form of a 30% stock dividend, payable to stockholders of record as of November 30, 2015. Shares resulting from the split were issued on December 15, 2015. In connection therewith, the Company transferred $24,745 from accumulated deficit to common stock, representing the par value of additional shares issued. All share and per share amounts for all periods presented have been retroactively adjusted to reflect the stock split.

About CreditRiskMonitor

CreditRiskMonitor (http://www.creditriskmonitor.com) helps corporate credit and procurement professionals stay ahead of and manage financial risk quickly, accurately and cost effectively. It offers comprehensive commercial credit and financial risk analysis covering public companies worldwide. Unlike other commercial credit bureaus like Dun & Bradstreet, CreditRiskMonitor’s primary focus is on financial analysis of publicly traded company risk.

Over 35% of the Fortune 1,000 depend on CreditRiskMonitor’s timely news alerts and reports featuring detailed analyses of financial statements, ratio analysis, peer analyses, bond agency ratings, and the Company’s proprietary FRISK® scores, proven 95% predictive in anticipating corporate financial stress, including bankruptcy.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.